Exhibit 21.1

Subsidiaries of the Registrant

Certain subsidiaries of the Registrant and their subsidiaries are listed below. The names of certain subsidiaries, which considered in the aggregate would not constitute a significant subsidiary, have been omitted.

Name	Country of Organization

Avanade Europe Holdings Ltd.	United Kingdom
Avanade Europe Services Ltd.	United Kingdom
Avanade Holdings LLC	Delaware
Avanade International Corporation	Delaware
Avanade Asia Pte. Ltd.	Singapore
Avanade Australia Pty Ltd.	Australia
Avanade Belgium SPRL	Belgium
Avanade Canada Inc.	Canada
Avanade Denmark ApS	Denmark
Avanade Deutschland GmbH	Germany
Avanade Finland Oy	Finland
Avanade France SAS	France
Avanade Italy SRL	Italy
Avanade Japan K.K.	Japan
Avanade Malaysia Sdn. Bhd.	Malaysia
Avanade Netherlands B.V.	Netherlands
Avanade Norway AS	Norway
Avanade Spain, S.L.	Spain
Avanade Sweden AB	Sweden
Avanade Schweiz GmbH	Switzerland
Avanade (Thailand) Co., Ltd.	Thailand
Avanade UK Ltd.	United Kingdom
Guangzhou Avanade Computer Technology Development Company Ltd.	China